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                                                                    EXHIBIT 21.1


                             List of Subsidiaries




1.  Tele Norte Leste Participacoes S.A. (commonly referred to as TNL)

2.  Contax Participacoes S.A. (commonly referred to as Contax)

3.  TNL Contax S.A. (commonly referred to as TNL Contax)

4.  Telemar Norte Leste S.A.  (commonly referred to as Tmar)

5.  Telemar Telecomunicacoes Ltda.  (commonly referred to as Tetel)

6.  TNL PCS S.A.  (commonly referred to as Oi)

7.  Telemar Internet Ltda. (commonly referred to as Telemar Internet)

8.  Companhia AIX de Participacoes S.A. (commonly referred to as AIX)



All subsidiaries are organized and incorporated under the laws of the Federative Republic of Brazil.